Exhibit 3.30

AMENDED & RESTATED OPERATING AGREEMENT

OF

NATIONAL OPENINGS, LLC

A Pennsylvania Limited Liability Company

THIS AMENDED & RESTATED OPERATING AGREEMENT (this “Agreement”) of National Openings, LLC (the “Company”), dated this 1st day of October, 2014, is entered into by and between Spectrum Brands, Inc., the sole member of the Company (“Member”), and the Company, and amends and restates that certain Operating Agreement, effective as of April 1, 2013, by and between Patrick J. Tell, as the initial sole member of the Company, and the Company.

ARTICLE I - ORGANIZATION

1.1 Formation. The Company was organized as a Pennsylvania limited liability company by the filing of a Certificate of Organization on April 1, 2013 (“Certificate”) with the Pennsylvania Department of State under and pursuant to the Act.

1.2 Name. The name of the Company is “National Openings, LLC” and all Company business shall be conducted in that name or such other names that comply with applicable law as the Member may select from time to time.

1.3 Registered Principal Office; Other Offices. The registered principal office of the Company required by the Act to be maintained in the Commonwealth of Pennsylvania shall be 18 Richard Drive, Lititz PA 17543 or such other office (which need not be a place of business of the Company) as the Member may designate from time to time. The Company may have such other offices as the Member may designate from time to time.

1.4 Term. The Company commenced on the date the Certificate was filed with the Pennsylvania Department of State pursuant to Section 8913 of the Act, and shall continue in existence until terminated pursuant to the terms of this Agreement.

1.5 No State-Law Partnership. At any time when the Company shall have more than one Member the Company shall not be a partnership (including, without limitation, a limited partnership) or joint venture, and no Member shall be a partner or joint venturer of any other Member, for any purposes other than federal and state tax purposes, and this Agreement shall not be construed to produce a contrary result.

1.6 Purposes and Activities. The Company is organized to engage in the business of selling and distributing commercial locks and door hardware, and to engage in and carry out such other lawful business or activity authorized by the Member. The Company is authorized and empowered to do any and all acts and things necessary, appropriate, advisable or convenient for the furtherance and accomplishment of the purposes and business of the Company described above.

ARTICLE II - MEMBERSHIP, DISPOSITIONS OF INTERESTS

2.1 Members. The sole Member of the Company is Spectrum Brands, Inc.

2.2 Additional Members. Additional Persons may be admitted to the Company as Members and Membership Interests may be created and issued to those Persons and to existing Members at the direction of and on such terms and conditions as may be determined by the Member. The terms of admission or issuance must specify the Sharing Ratios applicable thereto and may provide for the creation of different classes or groups of Members having different rights, powers, and duties. The creation of any new class or group shall be reflected in an amendment to this Agreement indicating the different rights, powers, and duties. Any such admission is effective only after the new Member has executed and delivered to the other Members a document including the new Member’s notice address and its agreement to be bound by this Agreement.

2.3 Liability to Third Parties. No Member shall be liable for the debts, obligations or liabilities of the Company, including liability arising under a judgment, decree or order of a court.

2.4 No Certification. No Membership Interest in the Company shall be represented by a separate certificate.

ARTICLE III - CAPITAL CONTRIBUTIONS

3.1 Capital Contributions. Contemporaneously with the execution of this Agreement, Spectrum Brands, Inc. made a Capital Contribution as reflected on the books of the Company.

3.2 Additional Capital Contributions. Additional Capital Contributions shall be required only upon the written approval of all Members. Each Member shall contribute in cash to the Company the Member’s Sharing Ratio of all required additional Capital Contributions. Unless a later date is specified in any notice of a required additional Capital Contribution, additional Capital Contributions shall be made within thirty (30) days after written notice of the required amount is given.

3.3 Interest. A Member is not entitled to be paid interest in respect of either its, his, or her capital account or its, his, or her Capital Contributions.

3.4 Capital Account. A capital account shall be established and maintained for each Member in accordance with Code Section § 704 and Treas. Reg. § 1.704-1. On the transfer of all or part of a Membership Interest, the capital account of the transferor that is attributable to the transferred Membership Interest or part thereof shall carry over to the transferee Member in accordance with the provisions of Treas. Reg. § 1.704-1(b)(2)(iv)(1).

ARTICLE IV - ALLOCATIONS AND DISTRIBUTIONS

4.1 Allocations.

(a) For as long as the Company has one Member, all items of income, gain, loss, deduction, and credit of the Company shall be allocated to that Member.

(b) At such time as the Company shall have more than one Member:

(i) The Members shall in writing specify the Sharing Ratios of all Members.

(ii) Except as may be otherwise required by Code Section 704(c) and Treas. Reg. § 1.704-1(b)(2)(iv)(f)(4), all items of income, gain, loss, deduction, and credit of the Company shall be allocated among the Members in accordance with their Sharing Ratios.

(iii) All items of income, gain, loss, deduction, and credit allocable to any Membership Interest that may have been transferred shall be allocated between the transferor and the transferee based on the portion of the calendar year during which each was recognized as owning that Membership Interest, without regard to the results of Company operations during any particular portion of that calendar year and without regard to whether cash distributions were made to the transferor or the transferee during that calendar year; provided, however, that this allocation must be made in accordance with a method permissible under Section 706 of the Code and the regulations thereunder.

4.2 Distributions.

(a) The Company shall use its best efforts to distribute sufficient cash to the Member(s) to enable them to pay federal, state, and local income taxes attributable to their respective Sharing Ratios to the extent the Company has cash available to do so and is not prohibited from doing so pursuant to the terms of any loan or other agreement. Such distributions shall be made in preference to any other distributions.

(b) From time to time (but at least once each calendar quarter) the Members shall determine to what extent (if any) the Company’s cash on hand exceeds its current and anticipated needs, including, without limitation, for operating expenses, debt service, and a reasonable contingency reserve. Subject to any restrictions in any lending arrangement, if such an excess exists, the Members may cause the Company to distribute it to the Member. Distributions shall be made first in payment of any outstanding advances from Members to the Company. Thereafter, distributions shall be made to the Members in proportion to their Sharing Ratios. No Member shall have a contractual right to any distribution other than distributions pursuant to Article VIII.

(c) From time to time the Member also may cause property of the Company other than cash to be distributed to the Members, which distribution must be made in accordance with their Sharing Ratios and may be made subject to existing liabilities and obligations.

ARTICLE V - MANAGEMENT

5.1 Management by Members. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed by, the Member. All decisions of the Member(s) shall be made by Member(s) holding a Required Interest.

5.2 Officers. The Member may from time to time appoint and remove Officers of the Company. Such Officers shall have the authority and responsibility of officers under the PaBCL, or such other authority and responsibilities as the Member may from time to time determine. The Officers shall report to and serve at the direction of the Member.

5.3 Meetings.

(a) Unless otherwise required by law or provided in this Agreement, Members holding a majority of the total number of votes of all Members shall constitute a quorum for the transaction or business of the Members, and the act of Members holding a majority of the total votes present at a meeting at which a quorum is present shall be the act of the Members. A Member who is present at a meeting of the Members at which action on any Company matter is taken shall be presumed to have assented to the action unless the Member’s dissent shall be entered in the minutes of the meeting or unless the Member shall file his written dissent to such action with the Person acting as secretary of the meeting before the adjournment thereof or shall deliver such dissent to the Company immediately after the adjournment of the meeting.

(b) Meetings of the Members may be held at such place or places as shall be determined from time to time by resolution of the Members. Attendance of a Member at a meeting shall constitute a waiver of notice of such meeting, except where a Member attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(c) Regular meetings of the Members shall be held at such times and places as shall be designated from time to time by resolution of the Members. Notice of such regular meetings shall not be required.

(d) Special meetings of the Members may be called by any Member on at least 24 hours notice to each other Member. Such notice shall state the purpose or purposes of, and the business to be transacted at, such meeting.

5.4 Action by Written Consent or Telephone Conference. Any action permitted or required by the Act or this Agreement to be taken at a meeting of the Members or any committee designated by the Members may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by a majority of the Members or members of such committee, as the case may be, with written notice thereof to all Members. Such consent shall have the same force and effect as a vote of a majority of the Member votes at a meeting. Subject to the requirements of the Act and this Agreement for notice of meetings, Members, or members of any committee, may participate in and hold a meeting of the Members or any committee, as the case may be, by means of a conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in Person at such meeting, except where a Person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

5.5 Conflicts of Interest. Each Member of the Company at any time and from time to time may engage in and possess interests in other business ventures of any and every type and description, independently or with others, including ones in competition with the Company, with no obligation to offer to the Company or any other Member the right to participate therein. The Company may transact business with any Member or affiliate thereof, provided the terms of those transactions are approved by a majority of the Members who have no financial interest in the transaction adverse to the Company or are no less favorable than those the Company could obtain from unrelated third parties.

ARTICLE VI - BOOKS, RECORDS, REPORTS, BANKS ACCOUNTS AND TAX RETURNS

6.1 Maintenance of Books. The Company shall keep books and records of accounts and shall keep minutes of the proceedings of its Member(s). The books of account for the Company shall be maintained on cash basis in accordance with such method of accounting as may be adopted by the Company from time to time, except that the capital accounts of the Members shall be maintained as provided herein. December 31 shall be the accounting and fiscal year end of the Company.

6.2 Reports. On or before the 15th day of the third month following the end of each fiscal year during the term of the Company, the Members shall cause each Member to be furnished with a balance sheet, an income statement, and a statement of changes in Members’ capital of the Company for, or as of the end of, that year compiled by a recognized firm of certified public accountants. The Members also may cause to be prepared or delivered such other reports as they may deem appropriate. The Company shall bear the costs of all of these reports.

6.3 Accounts. The Member shall establish and maintain one or more separate bank and investment accounts and arrangements for Company funds in the Company name with financial institutions and firms that the Members determine. The Member may not commingle the Company’s funds with the funds of any Member; however, Company funds may be invested in a manner the same as or similar to the Members’ investment of their own funds or investments by their affiliates.

6.4 Tax Returns. The Member shall cause to be prepared and filed on a timely basis all necessary federal and state income tax returns for the Company. Each Member shall furnish to the Members all pertinent information in its possession relating to Company operations that is necessary to enable Company’s income tax returns to the prepared and filed.

ARTICLE VII - DISSOLUTION, LIQUIDATION AND TERMINATION

7.1 Dissolution. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following:

(a) dissolution is approved upon the vote or the written consent of the Member or Members holding a Required Interest or is otherwise approved by the Member under any provision of this Agreement expressly authorizing approval of dissolution of the Company;

(b) entry of a decree of judicial dissolution of the Company under Section 8972 of the Act.

7.2 Liquidation and Termination. On dissolution of the Company, the Member shall act as liquidator or may appoint one or more Officers as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of liquidation shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Member.

7.3 Distributions. On dissolution, Company property shall be distributed to the Member. At such time as the Company shall have more than one Member, Company property shall be distributed among the Members in the following order of priority:

(a) If the ratio of a Member’s positive capital account balance to all positive capital account balances exceeds the Member’s Sharing Ratio, to such Member until all positive capital account balances are proportionate to the Members’ Sharing Ratios; and

(b) Thereafter to Members having positive capital account balances in proportion to such balances.

All distributions in kind to the Members shall be made subject to the liability of each distributee for costs, expenses, and liabilities theretofore incurred or for which the Company has committed prior to the date of termination and those costs, expenses, and liabilities shall be allocated to the distributee pursuant to this Section. The distribution of cash or property to a Member in accordance with the provisions of this Section constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Membership Interest in all the Company’s property. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

7.4 Certificate of Dissolution. On completion of the distribution of Company assets as provided herein, the Company is terminated, and the Member (or such other Person or Persons as the Act may require or permit) shall file a Certificate of Dissolution with the Pennsylvania Department of State, cancel any other filings made pursuant to Article I, and take such other actions as may be necessary to terminate the Company.

ARTICLE VIII - DEFINITIONS

8.1 Definitions. As used in this Agreement, the following terms have the following meanings:

“Act” means the Pennsylvania Limited Liability Company Law of 1994, 15 Pa.C.S. §§8901 et. seq., and any successor statute, as amended from time to time.

“Capital Contribution” means any contribution by a Member to the capital of the Company.

“Certificate” has the meaning given that term in Section 1.1.

“Code” means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

“Member” means Spectrum Brands, Inc. or any Person hereafter admitted as a member and who holds a Membership Interest at the time of reference.

“Membership Interest” means the interest of a Member in the Company, including, without limitation, rights to distributions (liquidating or otherwise), allocations, information, and to consent or approve.

“Officer” means Persons appointed as such by the Members, if holding office at the time of reference.

“PaBCL” means the Pennsylvania Business Corporation Law of 1988, 15 Pa.C.S. §§1101 et. seq., and any successor statute, as amended from time to time.

“Person” means any individual, joint venture, association, partnership, limited liability company, corporation, foundation, trust, estate or other entity.

“Required Interest” means one or more Members having among them more than 50% of the Sharing Ratios of all Members or such greater percentage as may be expressly stated herein with respect to a specific decision. Each Member shall have one vote for each one percent (1%) of Sharing Ratio and shall have a fraction of a vote for each fraction of one percent (1%) of Sharing Ratio. For example, a Member having a Sharing Ratio of 24.25% would have 24  1⁄4 votes.

“Sharing Ratio” initially means the interest of Spectrum Brands, Inc. in the profits of the Company. Upon admission of any other Member, the term means, with respect to any Member, the interest of each Member in the profits of the Company as established by written agreement of all Members.

Other terms defined herein have the meanings so given them.

8.2 Construction. Whenever the context requires, the gender of all words in this Agreement includes the masculine, feminine, and neuter. All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Exhibits are to Exhibits attached hereto, each of which is made a part hereof for all purposes.

ARTICLE IX - GENERAL PROVISIONS

9.1 Offset. Whenever the Company is to pay any sum to any Member, any amounts that Member owes the Company may be deducted from that sum before payment.

9.2 Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be given either by depositing that writing in the United States mail, addressed to the recipient, postage paid, and registered or certified with return receipt requested or by delivering that writing to the recipient in Person, by courier, or by facsimile transmission; and a notice, request, or consent given under this Agreement is effective on receipt by the Person to receive it. Any notice, request, or consent to the Company must be given at the principal office of the Company. Whenever any notice is required to be given by law, the Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

9.3 Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

9.4 Amendment or Modification. This Agreement may be amended or modified from time to time only by a written instrument adopted by the Member and/or executed and agreed to by Members holding a Required Interest; provided, however, that (a) an amendment or modification reducing a Member’s Sharing Ratio (other than to reflect changes otherwise provided by this Agreement) is effective only with that Member’s consent, and (b) an amendment or modification reducing the required Sharing Ratio or other measure for any consent or vote in this Agreement is effective only with the consent or vote of Members having the Sharing Ratio or other measure theretofore required.

9.5 Binding Act. This Agreement is binding on and inures to the benefit of the Member and its respective legal representatives, successors, and assigns.

9.6 Governing Laws; Severability. This Agreement is governed by and shall be construed in accordance with the law of the Commonwealth of Pennsylvania. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by law.

9.7 No Third Party Benefit. The provisions hereof are solely for the benefit of the Company and its Member and are not intended to, and shall not be construed to, confer a right or benefit on any creditor of the Company or any other Person.

[Signature Page To Follow]

IN WITNESS WHEREOF, the Member of the Company and the Company have executed this Agreement as of the date first set forth above.

NATIONAL OPENINGS, LLC

By:	BRENT ESPLIN
Title:	CFO

[Signature Page to A&R Operating Agreement of National Openings, LLC]

SPECTRUM BRANDS, INC.

By:	Nathan E. Fagre
Title:	Senior Vice President, Secretary, General Counsel

[Signature Page to A&R Operating Agreement of National Openings, LLC]